As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333–290267

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORLA MINING LTD.

(Exact name of Registrant as specified in its charter)

Canada

(Province or other jurisdiction of incorporation or organization)

1040

(Primary Standard Industrial Classification Code Number, if applicable)

N/A

(I.R.S. Employer Identification No., if applicable)

Suite 2020, 666 Burrard Street

Vancouver, British Columbia, Canada V6C 2X8

(604) 564-1852

(Address and telephone number of the Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniella Dimitrov Orla Mining Ltd. Suite 2020, 666 Burrard Street Vancouver, British Columbia, Canada V6C 2X8 (604) 564-1852	Christopher Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 (416) 504-0522

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

DEREGISTRATION OF SECURITIES

On September 15, 2025, Orla Mining Ltd., a corporation governed by the laws of Canada (“Orla”, or, the “Registrant”), filed a registration statement on Form F-10 (File No. 333-290267) (the “Registration Statement”), registering the sale by the Registrant of common shares, warrants, subscription receipts, units and debt securities of the Registrant (collectively, the “Securities”), and which Securities were issuable in series, or any combination thereof, in amounts, at prices and on terms to be determined at the time of sale to be set forth in one or more prospectus supplements.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act, effective July 31, 2026, Equinox Gold Corp., a British Columbia corporation (“Equinox”), acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated May 12, 2026, between the Registrant and Equinox.

As a result of the Arrangement, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. This Post-Effective Amendment to the Registration Statement is being filed to deregister all of the securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 31, 2026.

ORLA MINING LTD.

By:	/s/ Jason Simpson
Name:	Jason Simpson
Title:	Director and Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by or on behalf of the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Darren Hall Darren Hall	President and director (principal executive officer)	July 31, 2026

/s/ Etienne Morin	Treasurer and director	July 31, 2026
Etienne Morin	(principal financial and accounting officer)

/s/ Jason Simpson	Director	July 31, 2026
Jason Simpson

/s/ Peter Hardie	Director	July 31, 2026
Peter Hardie

/s/ Daniella Dimitrov	Director	July 31, 2026
Daniella Dimitrov

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the Registration Statement, solely in its capacity as the duly authorized representative of Orla Mining Ltd. in the United States on this 31st day of July, 2026.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director